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                                                                Exhibit 99(i)(1)

                      Paul, Hastings, Janofsky & Walker LLP
                       515 South Flower Street, 25th Floor
                          Los Angeles, California 90071
                            Telephone (213) 683-6000
                            Facsimile (213) 627-0705

October 31, 2003

Atlas Funds
794 Davis Street
San Leandro, CA 94577

Ladies and Gentlemen:

We have acted as legal counsel to Atlas Funds, a Delaware statutory trust (the "Trust"), in connection with Post-Effective Amendment No. 38 (the "Amendment") to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission and relating to the issuance by the Trust of an indefinite number of shares of beneficial interest (the "Shares") of the Atlas Balanced Fund, Atlas Emerging Growth Fund, Atlas Fund of Funds, Atlas Global Growth Fund, Atlas Growth Opportunities Fund, Atlas S&P 500 Index Fund, Atlas Strategic Growth Fund, Atlas Value Fund, Atlas American Enterprise Bond Fund, Atlas California Municipal Bond Fund, Atlas National Municipal Bond Fund, Atlas Strategic Income Fund, Atlas U.S. Government and Mortgage Securities Fund, Atlas California Municipal Money Fund, Atlas Money Market Fund, and Atlas U.S. Treasury Money Fund series of the Trust (each a "Fund").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

          (a) the Trust's Certificate of Trust filed with the Secretary of State of Delaware on May 15, 2003 and the Trust's Declaration of Trust dated May 15, 2003;

          (b) the Bylaws of the Trust;

          (c) the Unanimous Written Consent of the Initial Trustee dated May 15, 2003, authorizing the issuance of the Shares; and

          (d) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware. We are not licensed to practice law in the

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State of Delaware, and we have based our opinion below solely on our review of
Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated. We have not undertaken a review of other Delaware law or of any administrative or court decision in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Funds' Prospectus included in the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Funds, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Funds, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the filing of the Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference to our firm as legal counsel to the Trust in the Statement of Additional Information included in the Amendment; and (ii) the filing of this opinion as an exhibit to the Amendment.

Sincerely,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP